EXHIBIT 2.1.3

                            SOUTHWEST MORTGAGE CORP.

                        WRITTEN CONSENT OF SOLE DIRECTOR

      The undersigned constituting the sole member of the Board of Directors (the "Board") of Southwest Mortgage Corp., a Delaware corporation (the "Company"), hereby consents in writing, pursuant to the provisions of Section 108(c) of the Delaware General Corporation Law, to the taking of the following action and to the adoption of the following resolutions:

      WHEREAS, the Company desires to enter into that certain stock exchange transaction (the "Exchange") with the Stockholders of Sales Lead Management Inc. ("SLM"), pursuant to the terms of that certain and Stock Exchange Agreement by and among the Company, SLM, the stockholders of SLM, Paul Interrante and Halter Financial Group, Inc. (the "Exchange Agreement"), a copy of which has been reviewed by the Board;

      WHEREAS, as a condition to consummating the transactions contemplated by the Exchange Agreement, the Company is required to (i) effect a one-for-.6093 reverse split of the common stock (the "Reverse Split"), (ii) approve the filing of a Certificate of Amendment to the Certificate of Incorporation for the purpose of changing of the Company's name to that set forth in the Exchange Agreement, to be effective upon the closing of the transactions contemplated by the Exchange Agreement (the "Name Change"), (iii) increase the size of the Board by four members and appoint Peter L. Cohen, Jason Bishara, William Mello and Thor Johnson as directors of the Company and (iv) satisfy such other conditions as may be specified in the Exchange Agreement;

      WHEREAS, the Board has reviewed the terms and conditions of the Exchange Agreement and has determined that it is in the best interests of the Company to enter into and consummate same and to approve the Reverse Split, the Name Change, and of the appointment of Peter L. Cohen, Jason Bishara, William Mello and Thor Johnson to the Board;

      WHEREAS, simultaneous with the closing of the Exchange, the Company desires to enter into that certain Services Agreement (the "Services Agreement") by and among the Company, SLM and Halter Financial Group, Inc., a copy of which has been reviewed by the Board; and

      WHEREAS, the Board has reviewed the terms and conditions of the Services Agreement and has determined that it is to the best interests of the Company to enter into and consummate same.

      NOW, THEREFORE BE IT RESOLVED, that the officers of the Company, or any of them, be, and they hereby are, in all respects, authorized, empowered and directed for and on behalf of the Company, to execute, deliver and perform the Exchange Agreement and the Services Agreement each as presented to the Board and to execute, deliver and perform any and

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all documents and instruments necessary or appropriate to consummate the transactions contemplated by said agreements, in all cases, with any changes, modifications, or amendments as any such officer, in his sole discretion, may approve as necessary, appropriate or desirable, and any such approval by any such officer shall be conclusively evidenced by the execution and delivery of definitive documents relating thereto; and be it further

      RESOLVED, that, subject to the satisfaction of all other conditions to closing set forth in the Exchange Agreement, the Reverse Split and the Name Change be, and they are hereby, approved, ratified and confirmed. In connection therewith, the Company's transfer agent is hereby authorized to take any and all actions necessary to evidence the Reverse Split on the stock transfer records of the Company and the officers of the Company are hereby authorized to file a Certificate of Amendment to Certificate of Incorporation with the Secretary of State of Delaware to effect the Name Change; and be it further

      RESOLVED, that, contemporaneous with the closing of the transactions contemplated by the Exchange Agreement, the number of directors shall be increased by four directors and that Peter L. Cohen, Jason Bishara, William Mello and Thor Johnson be, and each is hereby appointed to serve as a member of the Board until his successor is duly elected and qualified or his sooner death, resignation or removal from office; and be it further

      RESOLVED, that the officers of the Company, or any of them, be, and they hereby are, in all respects, authorized, empowered and directed for and on behalf of the Company to take all such actions and to execute, verify, acknowledge, certify to, file and deliver all such instruments and documents as shall in the judgment of such officers be appropriate in order to effect the purposes of the foregoing resolutions.

      EXECUTED as of the _______ day of May, 2004.

                                        SOLE DIRECTOR:

                                        Paul Interrante